Exhibit 99.1

Acushnet Holdings Corp. Announces
Second Quarter and Year-to-Date 2018 Financial Results,
Declares Quarterly Cash Dividend
Second Quarter 2018 Financial Results

•	Second quarter net sales of $478.1 million, up 11.7% year over year, up 9.0% in constant currency

•	Year-to-date net sales of $919.9 million, up 6.8% year over year, up 3.4% in constant currency

•	Second quarter net income attributable to Acushnet Holdings Corp. of $39.9 million, up 20.9% year over year

•	Year-to-date net income attributable to Acushnet Holdings Corp. of $81.4 million, up 14.5% year over year

•	Second quarter Adjusted EBITDA of $79.4 million, up 10.6% year over year

•	Year-to-date Adjusted EBITDA of $156.4 million, up 4.1% year over year
Quarterly Cash Dividend

•	Quarterly cash dividend of $0.13 per share; $9.7 million on an aggregate basis for the quarter
FAIRHAVEN, MA – August 2, 2018 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), a global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and six months ended June 30, 2018.
"We are encouraged by our first half performance, both across golf's pyramid of influence and in the marketplace," said David Maher, Acushnet's President and Chief Executive Officer. "Francesco Molinari's recent win at The Open marks the 6th consecutive Major Championship won with a Titleist Pro V1 golf ball, early response to the new Titleist TS drivers is eclipsing our high expectations and FootJoy shoes and gloves remain firmly positioned as #1 in their respective categories."

"Acushnet's second quarter and first half results are driven by new product momentum and strong leadership positions,” Maher continued. “Titleist Pro V1 and Pro V1x golf balls have been used to win 71% of all tournaments across the worldwide tours, our new Titleist AVX golf ball is off to a great start, and new Tour Soft and Velocity golf balls have been well received in the performance segment. Titleist golf club success is led by the strength of 718 irons, 818 hybrids, new Vokey SM7 wedges and Cameron Select putters. This performance echoes our success on the PGA Tour where Titleist irons, hybrids, wedges and putters have been the most played over the course of the 2018 season. Our associates and trade partners have done great work positioning and fitting these new products to dedicated golfers across all markets."

Summary of Second Quarter 2018 Financial Results

	Three months ended June 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2018	2017	$ change	% change	$ change	% change
Net sales	$478.1	$428.0	$50.1	11.7%	$38.7	9.0%
Net income attributable to Acushnet Holdings Corp	$39.9	$33.0	$6.9	20.9%
Adjusted EBITDA	$79.4	$71.8	$7.6	10.6%

Consolidated net sales for the quarter increased by 11.7%, up 9.0% on a constant currency basis, driven by increased sales of Titleist golf clubs primarily driven by higher sales volumes of irons and wedges and increased sales of Titleist golf balls driven by a sales volume increase attributed to our newly introduced AVX premium performance golf balls.
On a geographic basis, consolidated net sales in the United States increased by 12.7% in the quarter. Net sales in regions outside the United States were up 10.6%, up 5.0% on a constant currency basis. On a constant currency basis, EMEA was up 8.0% and Korea up 5.3%.
Segment specifics:

•
11.1% increase in net sales (9.1% increase on a constant currency basis) of Titleist golf balls primarily driven by a sales volume increase attributed to our new AVX premium performance golf balls launched in the second quarter.

•
26.3% increase in net sales (23.4% increase on a constant currency basis) of Titleist golf clubs primarily driven by continued growth of our iron series introduced in the third quarter of 2017 and our wedges and putters launched in the first quarter of 2018, partially offset by lower sales volumes of drivers and fairways which were in their second model year.

•
3.1% decrease in net sales (5.7% decrease on a constant currency basis) of Titleist golf gear. This decrease was primarily due to a sales volume decline in our golf bag, travel gear and headwear categories, partially offset by higher average selling prices across all categories of the gear business.

•	6.2% increase in net sales (3.3% increase on a constant currency basis) in FootJoy golf wear primarily driven by higher average selling prices across all FootJoy categories.
Net income attributable to Acushnet improved by $6.9 million to $39.9 million, up 20.9% year over year, primarily as a result of higher income from operations.
Adjusted EBITDA was $79.4 million, up 10.6% year over year. Adjusted EBITDA margin was 16.6% for the second quarter versus 16.8% for the prior year period.

Summary of First Six Months 2018 Financial Results

	Six months ended June 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2018	2017	$ change	% change	$ change	% change
Net sales	$919.9	$861.6	$58.3	6.8%	$29.2	3.4%
Net income attributable to Acushnet Holdings Corp	$81.4	$71.1	$10.3	14.5%
Adjusted EBITDA	$156.4	$150.3	$6.1	4.1%

Consolidated net sales for the first six months increased by 6.8%, up 3.4% on a constant currency basis, driven by an increase of Titleist golf clubs driven by higher sales volumes of irons and wedges.
On a geographic basis, consolidated net sales in the United States increased by 5.5% in the six month period. Net sales in regions outside the United States were up 8.1%, up 1.1% on a constant currency basis with rest of world up 2.6%, Korea up 1.7% and EMEA up 0.9%.
Segment specifics:

•
2.8% increase in net sales (0.3% increase on a constant currency basis) of Titleist golf balls primarily driven by a sales volume increase attributed to our new AVX premium performance golf balls and our performance golf balls launched in the second quarter and first quarter, respectively, largely offset by a sales volume decline in Pro V1 and Pro V1x golf balls which were in their second model year.

•
20.2% increase in net sales (16.6% increase on a constant currency basis) of Titleist golf clubs primarily driven by higher sales volumes of our iron series introduced in the third quarter of 2017 and our wedges launched in the first quarter of 2018, partially offset by lower sales volumes of drivers and fairways which were in their second model year.

•
0.5% increase in net sales (2.8% decrease on a constant currency basis) of Titleist golf gear. The decrease in constant currency was primarily due to a sales volume decline in our golf bag and travel gear categories, partially offset by higher average selling prices across all categories of the gear business.

•
2.1% increase in net sales (1.7% decrease on a constant currency basis) in FootJoy golf wear. The decrease in constant currency primarily resulted from a sales volume decline in footwear, partially offset by higher average selling prices across all FootJoy categories and a sales volume increase in apparel.

Net income attributable to Acushnet improved by $10.3 million to $81.4 million, up 14.5% year over year, primarily as a result of lower income tax expense and higher income from operations.
Adjusted EBITDA was $156.4 million, up 4.1% year over year. Adjusted EBITDA margin was 17.0% for the second quarter versus 17.4% for the prior year period.

Declares Quarterly Cash Dividend
Acushnet's board of directors today declared a quarterly cash dividend in an amount of $0.13 per share of common stock. The dividend will be payable on September 14, 2018, to stockholders of record on August 31, 2018. The number of shares outstanding as of July 27, 2018 was 74,759,225.

2018 Outlook

•	Consolidated net sales are expected to be approximately $1,615 to 1,635 million.

•	Consolidated net sales on a constant currency basis are expected to be in the range of up 1.7% to 3.0%.

•	Adjusted EBITDA is expected to be approximately $225 to 235 million.

Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on August 2, 2018 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.

About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2018 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products; our reliance on technical innovation and high-quality products; changes of the Rules of Golf with respect to equipment; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; recent changes to U.S. patent laws and proposed changes to the rules of the U.S. Patent and Trademark Office; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or increase in cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital on terms acceptable to us; our estimates or judgments relating to our critical accounting policies; our substantial leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our exposure to market risks from changes in interest rates on our variable rate indebtedness and risks related to counterparty credit worthiness or non-performance of derivative financial instruments; our ability to pay dividends; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 7, 2018 as it may be updated by our periodic reports subsequently filed with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2018	2017	2018	2017
Net sales	$478,138	$427,988	$919,939	$861,603
Cost of goods sold	227,328	205,022	441,455	412,222
Gross profit	250,810	222,966	478,484	449,381
Operating expenses:
Selling, general and administrative	171,685	151,633	323,053	299,445
Research and development	12,916	11,817	25,308	24,324
Intangible amortization	1,630	1,624	3,260	3,246
Income from operations	64,579	57,892	126,863	122,366
Interest expense, net	5,247	4,901	9,655	7,823
Other (income) expense, net	544	746	110	183
Income before income taxes	58,788	52,245	117,098	114,360
Income tax expense	18,419	18,207	33,639	40,692
Net income	40,369	34,038	83,459	73,668
Less: Net income attributable to noncontrolling interests	(462)	(1,022)	(2,068)	(2,538)
Net income attributable to Acushnet Holdings Corp.	$39,907	$33,016	$81,391	$71,130

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
(in thousands, except share and per share amounts)	2018	2017
Assets
Current assets
Cash and restricted cash ($10,958 and $13,086 attributable to the FootJoy golf shoe joint venture ("JV"))	$47,678	$47,722
Accounts receivable, net	307,854	190,851
Inventories ($10,078 and $13,692 attributable to the FootJoy JV)	317,422	363,962
Other assets	90,822	84,541
Total current assets	763,776	687,076
Property, plant and equipment, net ($10,705 and $10,240 attributable to the FootJoy JV)	224,523	228,922
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	185,122	185,941
Intangible assets, net	477,451	481,234
Deferred income taxes	93,124	110,318
Other assets ($2,715 and $2,738 attributable to the FootJoy JV)	35,302	33,833
Total assets	$1,779,298	$1,727,324
Liabilities and Shareholders' Equity
Current liabilities
Short-term debt	$37,216	$20,364
Current portion of long-term debt	32,656	26,719
Accounts payable ($6,605 and $10,587 attributable to the FootJoy JV)	89,606	92,759
Accrued income taxes	28,716	34,310
Accrued compensation and benefits	73,409	80,189
Accrued expenses and other liabilities ($3,035 and $2,719 attributable to the FootJoy JV)	78,881	52,442
Total current liabilities	340,484	306,783
Long-term debt and capital lease obligations	374,320	416,970
Deferred income taxes	9,705	9,318
Accrued pension and other postretirement benefits ($1,506 and $1,908 attributable to the FootJoy JV)	130,812	130,160
Other noncurrent liabilities ($5,110 and $4,689 attributable to the FootJoy JV)	16,811	16,701
Total liabilities	872,132	879,932
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 74,755,152 and 74,479,319 shares issued and outstanding	75	74
Additional paid-in capital	901,438	894,727
Accumulated other comprehensive loss, net of tax	(90,435)	(81,691)
Retained earnings	67,806	1,618
Total equity attributable to Acushnet Holdings Corp.	878,884	814,728
Noncontrolling interests	28,282	32,664
Total shareholders' equity	907,166	847,392
Total liabilities and shareholders' equity	$1,779,298	$1,727,324

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
(in thousands)	2018	2017
Cash flows from operating activities
Net income	$83,459	$73,668
Adjustments to reconcile net income to cash provided by (used in) operating activities
Depreciation and amortization	20,712	20,453
Unrealized foreign exchange gain	(516)	(1,156)
Amortization of debt issuance costs	671	660
Share-based compensation	9,110	7,901
Loss on disposals of property, plant and equipment	83	454
Deferred income taxes	17,187	26,469
Changes in operating assets and liabilities	(66,149)	(218,314)
Cash flows provided by (used in) operating activities	64,557	(89,865)
Cash flows from investing activities
Additions to property, plant and equipment	(13,657)	(8,823)
Other investing activity	(2,477)	—
Cash flows used in investing activities	(16,134)	(8,823)
Cash flows from financing activities
Proceeds from short-term borrowings, net	18,449	31,615
Proceeds from delayed draw term loan A facility	—	100,000
Repayments of delayed draw term loan A facility	(27,500)	(2,500)
Repayment of term loan facilities	(9,375)	(9,375)
Debt issuance costs	(380)	—
Dividends paid on common stock	(19,619)	(17,868)
Dividends paid to noncontrolling interests	(6,450)	(2,400)
Payment of employee restricted stock tax withholdings	(2,634)	(903)
Cash flows (used in) provided by financing activities	(47,509)	98,569
Effect of foreign exchange rate changes on cash	(958)	1,876
Net increase (decrease) in cash	(44)	1,757
Cash and restricted cash, beginning of year	47,722	79,140
Cash and restricted cash, end of period	$47,678	$80,897

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Second Quarter Net Sales by Segment

	Three months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in thousands)	2018	2017	$ change	% change	$ change	% change
Titleist golf balls	$172,211	$154,959	$17,252	11.1%	$14,043	9.1%
Titleist golf clubs	117,839	93,337	24,502	26.3%	21,855	23.4%
Titleist golf gear	45,822	47,300	(1,478)	(3.1)%	(2,718)	(5.7)%
FootJoy golf wear	119,496	112,499	6,997	6.2%	3,709	3.3%
Second Quarter Net Sales by Region

	Three months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in thousands)	2018	2017	$ change	% change	$ change	% change
United States	$252,740	$224,175	$28,565	12.7%	$28,565	12.7%
EMEA	67,674	57,878	9,796	16.9%	4,630	8.0%
Japan	45,487	44,424	1,063	2.4%	49	0.1%
Korea	61,974	55,970	6,004	10.7%	2,961	5.3%
Rest of world	50,263	45,541	4,722	10.4%	2,474	5.4%
Total net sales	$478,138	$427,988	$50,150	11.7%	$38,679	9.0%

Six Months Net Sales by Segment

	Six months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in thousands)	2018	2017	$ change	% change	$ change	% change
Titleist golf balls	$297,117	$289,151	$7,966	2.8%	$830	0.3%
Titleist golf clubs	234,732	195,279	39,453	20.2%	32,482	16.6%
Titleist golf gear	90,167	89,690	477	0.5%	(2,548)	(2.8)%
FootJoy golf wear	260,202	254,740	5,462	2.1%	(4,368)	(1.7)%

Six Months Net Sales by Region

	Six months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in thousands)	2018	2017	$ change	% change	$ change	% change
United States	$472,029	$447,289	$24,740	5.5%	$24,740	5.5%
EMEA	140,716	125,887	14,829	11.8%	1,103	0.9%
Japan	97,616	94,477	3,139	3.3%	(668)	(0.7)%
Korea	114,649	105,852	8,797	8.3%	1,796	1.7%
Rest of world	94,929	88,098	6,831	7.8%	2,247	2.6%
Total net sales	$919,939	$861,603	$58,336	6.8%	$29,218	3.4%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for income tax expense, interest expense, depreciation and amortization, share-based compensation expense, certain transaction fees, indemnification expense (income) from our former owner Beam Suntory, Inc. (formerly known as Fortune Brands, Inc.) (“Beam”), certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests in our FootJoy golf shoe joint venture. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income attributable to Acushnet Holdings Corp.	$39,907	$33,016	$81,391	$71,130
Income tax expense	18,419	18,207	33,639	40,692
Interest expense, net	5,247	4,901	9,655	7,823
Depreciation and amortization	10,387	10,292	20,712	20,453
Share-based compensation(a)	4,984	4,054	9,110	7,901
Transaction fees(b)	—	52	—	146
Beam indemnification expense (income)(c)	(167)	290	(113)	197
Other non-cash (gains) losses, net	112	(12)	(39)	(596)
Net income attributable to noncontrolling interests(d)	462	1,022	2,068	2,538
Adjusted EBITDA	$79,351	$71,822	$156,423	$150,284
Adjusted EBITDA margin	16.6%	16.8%	17.0%	17.4%
(a) Reflects compensation expense with respect to equity-based grants under the Acushnet Holdings Corp. 2015 Omnibus Incentive Plan.
(b) Reflects legal fees incurred relating to a dispute arising from the indemnification obligations owed to us by Beam.
(c) Reflects the non‑cash charges related to the indemnification obligations owed to us by Beam that are included when calculating net income attributable to Acushnet Holdings Corp.

(d) Reflects the net income attributable to the interest that we do not own in our FootJoy golf shoe joint venture.
A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2018, to the closest corresponding GAAP measure, net income (loss), is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share- based compensation and adjustments related to the indemnification obligations owed to us by Beam.